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                                                                      EXHIBIT 11
FLORSHEIM GROUP INC.


Statement re computation of Net Earnings Per Common Share


                                                    Twelve Months                  Twelve Months
                                                        Ended                         Ended
                                                 December 30, 1995 (1)           December 28, 1996
                                                 -------------------------------------------------
Primary:

Shares Outstanding                                    8,346,051                     8,346,051
Common Stock Equivalents                                   -                           33,236
                                                      ---------                     ---------

Weighted average common share during the period       8,346,051                     8,379,287

   (1) Common stock equivalents were not included since the exercise of them would have had an antidilutive effect on the net loss per share.